EXHIBIT 10.1

ASSET ACQUISITION AGREEMENT

BY AND BETWEEN
QUALITY BENDING & FABRICATION, INC.

An Oregon corporation

and

COSOURCE USA LLC
an Oregon limited liability company

April 26, 2013

ASSET ACQUISITION AGREEMENT

This Asset Acquisition Agreement (“Agreement”) is entered into effective as of April 26, 2013, by and between Quality Bending & Fabrication, Inc., an Oregon corporation (“QBF”) and CoSource USA LLC, an Oregon limited liability company(“CoSource”).

RECITALS

WHEREAS, QBF desires to acquire all of the assets of CoSource and CoSource is willing to sell its assets to QBF, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions. When used in this Agreement, the terms set forth below and those defined throughout the Agreement when initially capitalized shall have the meanings ascribed to them.
"Acquired Assets" means all of the right, title, and interest that CoSource possesses and has the right to transfer in and to the assets described in the attached Exhibit A which is incorporated by this reference, including the following:

 (a) the name "CoSource", intellectual property, goodwill associated therewith, Internet domain name registrations, Vendor number and status to Freightliner (Portland, Oregon) licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

 (b) agreements, contracts, mortgages, instruments, Security Interests, guaranties, and rights thereunder,

 (c) claims, causes of action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes),

 (d) permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and

 (e) books, records, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports, and other printed or written materials.

"Closing" has the meaning set forth in Section 2(d) below.

"Closing Date" has the meaning set forth in Section 2(d) below.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

2.       Basic Transaction.

(a)          Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, QBF agrees to acquire from CoSource and CoSource agrees to sell, transfer, convey, and deliver to QBF, the Acquired Assets at the Closing for the consideration specified below in this Section 2.

  (b)          Purchase Price.  QBF shall deliver and pay to CoSource the Purchase Price (“Purchase Price”) of $493,095.27 as follows; the down payment in the amount of $50,000 cash was paid on December 31, 2012.; the balance of the Purchase Price in the amount of $443,095.27 has been or will be paid in cash at Closing.

 (c)       The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of  Nicholas I. Goyak, Esq. at 20550 SW 115th Avenue, Tualatin, OR on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, other than conditions with respect to actions the respective Parties will take at the Closing itself, or such other date as the Parties may mutually determine (“Closing Date").

3.       Representations and Warranties of CoSource.   CoSource represents and warrants to QBF that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(a)          Organization of CoSource.   CoSource is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Oregon.

(b)          Authorization of Transaction.   CoSource has full power and authority, including full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CoSource, enforceable in accordance with its terms and conditions.

(c)          Legal Compliance.  CoSource has complied with all applicable laws, including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, of federal, state, local, and foreign governments, and all agencies thereof,  except where the failure to comply would not have a material adverse effect upon the financial condition of CoSource  taken as a whole.

(d)          Title to the Acquired Assets. CoSource has good and marketable to the Acquired Assets free and clear of all liens and encumbrances.

4.       Representations and Warranties of QBF. QBF represents and warrants to  CoSource that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(a)          Organization of QBF.  QBF is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon.

(b)          Authorization of Transaction.  QBF has full power and authority, including full corporate power and authority,) to execute and deliver this Agreement and to perform its obligations hereunder.  Without limiting the generality of the foregoing, the board of directors of QBF has duly authorized the execution, delivery, and performance of this Agreement by QBF.  This Agreement constitutes the valid and legally binding obligation of QBF, enforceable in accordance with its terms and conditions.

5.       Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)          General.  Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below.

(b)          Notices and Consents.  CoSource will give any notices to third parties, and will use it’s the Purchase Price(“Purchase Price”) of reasonable best efforts to obtain any third party consents in connection with the matters referred to in  this Agreement.

(c)          Operation of Business.  CoSource will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

6.       Conditions to Obligation to Close.

(a)          Conditions to Obligation of QBF.  The obligation of QBF to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)        the representations and warranties of CoSource set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)       CoSource shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)      CoSource shall have delivered to QBF a Bill of Sale for the Acquired Assets in form and content satisfactory to QBF;

(iv)      there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(v)       the Parties shall have received all necessary authorizations and consents, and

(vi)      all actions to be taken by CoSource in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to QBF.

QBF may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

(b)          Conditions to Obligation of CoSource.  The obligation of CoSource to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)        the representations and warranties of QBF set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)       QBF shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)      there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)       QBF shall have delivered to CoSource the Purchase Price.

(v)        the Parties shall have received all necessary authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above;

(vi)       all actions to be taken by QBF in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated (hereby will be reasonably satisfactory in form and substance to CoSource.

CoSource may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.       Termination.

(a)          Termination of Agreement.  The Parties may terminate this Agreement by written consent of all Parties at any time prior to the Closing;

(b)          Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party.

8.       Miscellaneous.

(a)          Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder, except as otherwise expressly provided herein.

(b)          Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning publicly-traded securities, in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure.

(c)          No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)          Entire Agreement.  This Agreement including the documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, related to the subject matter hereof.

(e)          Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)          Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or the next business day after it is sent by overnight courier, and addressed to the intended recipient as set forth below:

If to QBF:

Jingshuang Liu
President
QBF Inc.
20550 SW 115th Ave.
Tualatin, OR 97062
Email: jeannel@powin.com

If to CoSource:

Joseph Lu
Managing Member
20550 SW 115th Avenue
Tualatin, OR 97062
Email: josephl@powin.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule.

(j)          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or ©enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word "including" shall mean including without limitation.

(n)          Bulk Transfer Laws.  QBF acknowledge that CoSource will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

QBF, Inc., an Oregon Corporation		COSOURCE USA, LLC, an Oregon limited Liability Company

By:	/s/ Jingshuang Liu	By:	/s/ Joseph Lu
Name	Jingshuang Liu	Name:	Joseph Lu
Title:	President	Title:	Managing Member
Dated:	April 26, 2013	Dated:	April 26, 2013

Exhibit A

CoSource- Equipment List

No	Description	Brand	Model #	S/N
2	Bridgeport Mills	Bridgeport	Series I 2HP	739622
4	Table Saw	Powermotor Quadrille	66	3661188
7	Welder	Miller	Dynasty 300 DX	LF251252
10	Step Pulley Drill Press	Jet Equipment & Tools	JDP20MF	4070047
13	Panel Saw	Roger Panel Saw	707V	8252
17	forklift	Hyster	LP Industrial Truck	A1543356
20	Trailer	Freightliner	IFUWDCXA5SH673197	3DMO3933
21	Horizontal / Vertical Band Saw	Jet Equipment & Tools	HV357MW	50428492
24	10" Band Saw	Craftsman	119.214	08089000-35